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                                                                     EXHIBIT 5.1


                                GREGORY P. LANDIS
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          AT&T WIRELESS SERVICES, INC.




                                    June  21, 2001


AT&T Wireless Services, Inc.
7277 164th Avenue, NE, Building 1
Redmond, Washington  98052


Ladies and Gentlemen:

      1. With reference to the registration statement on Form S-1, Registration No. 333-59174 (the "Registration Statement") that AT&T Wireless Services, Inc. (the "Company") has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 2,530,974,082 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), I am of the opinion that when the Common Stock has been issued and delivered either as a distribution upon outstanding shares of common stock, par value $1.00 per share, of AT&T Corp., or in redemption of and in exchange for shares of AT&T Wireless Group Tracking Stock, par value $1.00 per share, of AT&T, in each case in the manner described in the Registration Statement, such Common Stock will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the Registration Statement under the heading "Legal Matters."


                                    Very truly yours,


                                    /s/ Gregory P. Landis

                                    Gregory P. Landis